ROYAL ALLIANCE ASSOCIATES, INC
CODE OF ETHICS
SEC Rule 204A-1 requires Investment Advisers to adopt and enforce a Code of Ethics with respect to their advisory activities. Royal Alliance Associates, Inc.’s (“RAA”) (or “Advisor”) has adopted a Code of Ethics, which sets forth standards for:
•	Business Conduct – outlines the standard of conduct expected of Advisory Representatives and supervised persons.

•	Compliance with Federal Securities Laws

•	Personal Securities Reporting

•	Pre-Approval of Certain Transactions

•	Reporting of Code Violations

•	Safeguarding of material nonpublic information regarding client transactions
Pursuant to Rule 204A-1 all Access Persons* are required to acknowledge, in writing, receipt of a copy of this Code of Ethics. Any amendments to the Code of Ethics will be distributed in written form to all Access Persons, and re-certification to acknowledge receipt of amendments may be required.
This Code of Ethics applies to all “Access Persons”. Access Persons are defined as: individuals, including employees, directors, and officers of RAA, as well as, all Investment Advisory Representatives (IARs) and their staff, who (i) have access to information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients, or (iii) have access to recommendations or the portfolio holdings of an affiliate of RAA. Administrative, technical and clerical personnel who regularly communicate with Advisory Clients may also be deemed to be Access Persons.
RAA, its IARs and all other Access Persons shall not engage in unethical business practices, including, but not limited to, the following activities:
1.	Recommending to a client the purchase, sale or exchange of any security without reasonable grounds for believing that the recommendation is suitable based upon the client’s investment objectives, financial situation and needs.

2.	Exercising any discretionary power in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client.

3.	Inducing trading in a client’s account that is excessive in light of the financial resources, investment objectives and character of the account.

* Access Persons are defined as individuals: including employees, directors, officers, of RAA, as well as all Investment Advisory Representatives (IARs) and their staff, who (i) have access to information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients, or (iii) have access to recommendations or the portfolio holdings of an affiliate of RAA. Administrative, technical and clerical personnel who regularly communicate with Advisory Clients may also be deemed to be Access Persons.

4.	Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third party trading authorization from the client.

5.	Borrowing money or securities from a client unless the client is a financial institution engaged in the business of loaning funds.

6.	Loaning money to a client.

7.	Misrepresenting prior performance by exaggerating successes and concealing losses or fees charged.

8.	Misrepresenting to any advisory client or prospective client, the qualifications of the investment advisor, the nature of the advisory services being offered, the fees to be charged for such service, or misleading by omitting material facts.

9.	Providing a report or recommendation to any advisory client prepared by someone other than RAA or the IAR without disclosing that fact.

10.	Charging a client a fee which is unreasonable in relation to fees charged by other Advisors for similar services.

11.	Failing to disclose to clients in writing, before any advice is rendered, any material conflict of interest relating to the Advisor and/or IAR, which could reasonably be expected to impair the rendering of unbiased and objective advice including:
a.	Compensation arrangements connected with advisory services to clients which are in addition to advisory fees; and

b.	Charging a client an advisory fee for rendering advice when a commission was earned.
13.	Guaranteeing a client that a specific investment result will be achieved (gain or loss).

14.	Publishing, circulating or distributing any advertisement that does not comply with the Investment Advisors Act of 1940, state requirements and Firm policy.

15.	Disclosing the identity, affairs, or investments of any client unless required to do so by law, or unless consented to by the client.

17.	Entering into an advisory contract without using RAA’s approved client agreements.

18.	Engaging in any act, practice, or course of business which is fraudulent, deceptive, or manipulative or contrary to the provisions of any rule or regulation to which Adviser is subject.

19.	Engaging in conduct or any act, indirectly through any other person, which would be unlawful under the rules and regulations to which Adviser is subject.

20.	Engaging in a conduct such as nondisclosure, incomplete disclosure, or deceptive practices shall be deemed an unethical business practice.

21.	Accepting extraordinary or extravagant gifts. Gifts of nominal value (not more than $100 per year), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted.

22.	Giving any gift with a value in excess of $100 (per year) to an advisory client or persons who do business with, regulate, advise or render professional services to RAA.

RAA, IARs and all other Access Persons agree to:
1.	Adhere to the rules and regulations of the Securities and Exchange Commission (SEC), state(s) in which registrations are maintained or business is conducted, and any other supervisory jurisdiction under which Adviser or IARs are subject.

2.	Adhere to the policies and procedures set forth by Adviser.

3.	Act in the best interest of the client.

4.	Promptly report a violation of this Code of Ethics to the Chief Compliance Officer or other designated person.

5.	Obtain prior approval from the Chief Compliance Officer or other designated person before any “access person” invests in an initial public offering (“IPO”) or private placement.
Personal Trading Procedures
Adviser maintains the following procedures and policies for personal trading by Access Persons:
•	Adviser will maintain restricted lists of issuers about which Adviser has inside information and prohibits trading in such securities.

•	Investment opportunities must be offered first to clients before any Access Person may engage in the investment opportunity.

•	Access Person may not engage in front running. Front running is when an Access Person makes a purchase in an equity in advance of an action which they know their clients will take that will move the equity’s price in a predictable fashion.

•	Access Persons may not engage in market timing or after hours market trading. Market timing is defined as attempting to predict future market directions, usually by examining recent price and volume data or economic data, and investing based on those predictions.

•	Access Persons and their immediate family members must maintain their personal accounts and any account over which they have direct or indirect control at Pershing LLC, unless their First Line Supervisor, Regional Management, and the Chief Compliance Officer grant an exception in writing. Accounts maintained at Pershing satisfy all reporting requirements.

Reporting requirements include quarterly transaction reports and annual holding reports.

If an exception is granted, duplicate statements must be provided to the Chief Compliance Officer. Additionally, the Chief Compliance Officer may require prior approval for any personal securities transactions in stocks, bonds, options, or any other security traded in an auction like market.

Note: Exceptions from the above reporting requirements include transactions effected pursuant to an automatic investment plan, securities held in accounts for which Access Persons have no direct or indirect influence or control, transactions in direct obligations of the Government of the United States, money market instruments (bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term instruments), shares of money market funds, mutual funds (unless Adviser or a control affiliate acts as the investment adviser or principal underwriter of the fund), and transactions in unit investment trusts invested exclusively in unaffiliated mutual funds.
RAA takes its fiduciary responsibility to clients seriously. RAA may have access to personal and nonpublic information of clients. RAA requires its staff to take precautions to protect clients’ nonpublic information. Only those individuals who need such information to perform their jobs are authorized to have access to confidential client information. RAA maintains physical, electronic, and procedural security measures that comply with applicable state and federal regulations to safeguard confidential client information.
In addition to the above, all access persons shall abide by the provisions of the Written Supervisory Procedures adopted by RAA, including the following sections:

21.9	Personal Securities Transactions;
21.10.4	Principal & Agency Cross Transactions;
21.10	Trading; and
21.2.3	Fiduciary Duty.
Record Keeping
SEC Rule 204-2(12) and (13) requires the Codes of Ethics to be maintained for five (5) years after the last date on which they were in effect. Access Persons’ acknowledgements of the Codes of Ethics will be maintained for five (5) years after the individual ceases to be a supervised person. Additionally, RAA will maintain a list of Access Persons.